Exhibit 99.P

CHAMPPS ENTERTAINMENT, INC.
POLICY STATEMENT

Subject: CODE OF BUSINESS CONDUCT AND ETHICS

Dated: September 24, 2003
Effective: September 24, 2003

POLICY AND INTRODUCTION

Champps Restaurants’ policy is to operate within the letter and spirit of all applicable laws and regulations. Champps’ core purpose is to provide our guests with exceptional food, uncompromising service, and exciting ambiance through the initiative and development of our associates. The Company expects each associate to reflect these core values, and exercise the highest levels of integrity, ethics, and objectivity in actions and relationships which may affect the Company, or where the associate represents or negotiates on behalf of the Company. Associates must not misuse the authority or influence of their positions in these relationships. When there is doubt as to whether an action is appropriate, or whether it will harm the Company or its reputation, it should be avoided.

Associates who violate this policy are subject to severe disciplinary action, including termination of employment. Associates who know of violations must immediately report them to their appropriate supervisor, or they are also subject to severe disciplinary action. Any associate who reports a violation or a potential violation may, to the extent legally possible, remain anonymous. There will be no “retaliation” against individuals who report violations. Any associate with a question about a potential violation of law or the interpretation of this policy should contact the General Counsel.

This policy must be regularly communicated to all officers, restaurant managers, and other associates as appropriate. Every associate also is responsible for communicating this policy to outsiders with whom they transact business for the Company. The Company will make this policy publicly available on its website to assist in this communication.

SCOPE

This policy applies to all Company associates, including all officers. Each associate is responsible for compliance with this policy by members of his or her immediate family and personal household, and associates who deal with outside parties are responsible for communicating this policy to them. As Company associates, the Company’s Chief Executive Officer (CEO) and senior financial officers, including the Chief Financial Officer (CFO) and controller, are bound by the terms of this policy statement, but also are subject to specific policies set forth in the “Code of Ethics for CEO and Senior Financial Officers” attached as Appendix A. The members of the Company’s Board of Directors are not subject to this Code, but instead are governed by the “Code of Business Conduct and Ethics for Members of the Board of Directors” that is attached as Appendix B.

         A.    Conflicts of Interest

Associates must avoid any conflict of interest with the Company. Whenever an associate believes a situation involves, or may reasonably be expected to involve, a conflict of interest with the Company, he or she should promptly advise the Company’s General Counsel.

A“conflict of interest” occurs when an individual’s private interest interferes in any way — or even appears to interfere — with the interest of the Company. A conflict of interest can arise when an associate takes actions or has interests that may make it difficult to perform the Company’s work objectively and effectively. Conflicts of interest also arise when an associate, or member of his or her family, receives improper personal benefits as a result of the associate’s position in the Company. This Code does not attempt to describe all possible conflicts of interest that could develop.

1.	Relationships with Suppliers.

a.	Relationships with suppliers of all goods and services to the Company must be on an “arms length” basis, reflecting a willing buyer and willing seller. Where possible, competitive bidding should be used, with supply decisions made on the basis of quality, price, availability and service. If the associate making the purchasing decision is a friend or relative of the supplier, or if the supplier is a former associate of the Company, the associate should disclose this information to the General Counsel before effecting the transaction.

b.	Neither associates nor members of their immediate families may use a Company supplier for personal needs on other than an “arms length” basis.

c.	Gifts and Gratuities

i.	Meetings with vendors or suppliers may include an aspect of entertainment, provided the entertainment is of reasonable value and occasional frequency. The nature of meetings and entertainment should always be in good taste and not in conflict with the Company’s values.

ii.	No cash gift or gratuity or any kickback, free services or special favors from any vendor, supplier, contractor or agency may be solicited, requested or accepted. Gifts of a nominal value may be accepted provided they have not been solicited and are not being made in return for a special consideration.

2.	Financial Interests

a.	No associate or member of an associate’s immediate family shall:

i.	own, directly or indirectly, any equity securities of a supplier or competitor, other than, for supplier or competitor companies traded on a major stock exchange;

ii.	loan or borrow any money to or from a supplier or competitor of the Company, or to or from officers or associates of a supplier or competitor of the Company;

iii.	be a director, associate, officer or agent of a supplier or competitor of the Company; or iv. own or be a partner in a restaurant or restaurant company.

b.	Salaried associates or managers-in-training may not be employed by another food service company. A conflict of interest will not exist if a restaurant hourly associate is also employed, in a non-management capacity, at another restaurant company.

         B.    Corporate Opportunities

Associates are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Associates owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

        C.     Confidentiality

Associates must not disclose any Company confidential or proprietary information or trade secrets to anyone, except as specifically authorized by senior management, or when disclosure is required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its guests, if disclosed.

        D.     Fair Dealing

Each associate should endeavor to deal fairly with the Company’s guests, suppliers, competitors and associates. No associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

        E.     Protection and proper use of Company assets.

All associates should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

        F.     Compliance with laws, rules and regulations (including insider trading laws).

All associates must comply at all times with all applicable laws, rules and regulations, including insider trading laws. This Code does not attempt to describe all possible laws, rules and regulations that must be followed. Some of the more common laws, rules and regulations applicable to our business, however, are discussed below.

1.	Undisclosed Commissions, Kickbacks, Bribes, etc.

No payment by an officer or associate which is in the nature of an undisclosed commission, kickback, or bribe to a third party for obtaining discretionary business, a contract, a competitive award, or otherwise bestowing a special favor is ever authorized by the Company. Likewise, no payment to any sales agent, consultant, or other independent third party with the intent or understanding that any part of such payment is to be used for any purpose or remitted to any other person or entity other than as described by the invoice or document supporting the payment is ever authorized by the Company.

This policy does not preclude the payment of minor gratuities or “tips” by associates in circumstances where the payments are made in accordance with local custom. Any gratuities should be of insignificant amounts, both in total and in each instance, and careful records of the payments should be maintained for audit purposes.

2.	Other laws, rules and regulations.

Other laws, rules and regulations of particular relevance to the Company are covered in detail in other Company policy statements, including in particular:

a. HR 200 b. HR 200A c. HR 201 d. HR 205 e. HR 276 f. HR 291 g. AC 102	“Open Door Policy”
“Non-Harassment in the Workplace”
“Equal Opportunity Employer”
“Company Email Acceptable Use”
“Code of Professional Conduct”
“Reporting Workplace Concerns”
“Record Retention By Field Locations”

        G.     Reporting of illegal or unethical behavior.

The Company encourages the reporting of any illegal or unethical behavior. Associates should consult supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. In addition, associates should report violations of laws, rules, regulations or the Code of Business Conduct and Ethics to appropriate personnel as indicated below. It is the Company’s policy not to allow retaliation for reports made in good faith. The Sarbanes-Oxley Act of 2002 also specifically prohibits any publicly traded company like Champps, or any of its associates, from discriminating against an associate who reports fraud in violation of a rule or regulation of the Securities and Exchange Commission or any provision of Federal law regarding fraud against shareholders.

The Company has a Whistleblower Policy in place to address associate questions and complaints on a variety of Company and associate-related issues and for Accounting and Auditing Matters,” which is attached as Appendix C. Any associate of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company using these procedures without fear of dismissal or retaliation of any kind. A cornerstone of that program is the Open Door Policy, where associates are encouraged to speak to their direct supervisor or manager about their problem or concern. If the associate is unable or uncomfortable speaking to their direct supervisor, they are encouraged to speak to their senior member of management, the Champps Vice President of Human Resources or General Counsel. To encourage reporting a confidential toll-free hotline phone number is communicated through posters located in all restaurants and through other means, including wallet cards and orientation material.

        H.     Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code regarding actions by executive officers may be made only by the Board of Directors of a Board committee and must be disclosed promptly to the Company's shareholders as may be required by applicable Securities and Exchange Commission rules or NASDAQ listing standards.

        I.     Failure to Comply; Compliance Procedures.

A failure by any associate to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action, including termination of employment, and, if warranted, legal proceedings.

        J.     Other

Practices relating to this policy are also covered in greater detail in the Company’s other Policy Statements and THE BOOK, Policies and Procedures Manual.

APPENDIX A

CHAMPPS ENTERTAINMENT, INC.

CODE OF ETHICS FOR CEO
AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics that includes provisions relating to honest and ethical conduct, including the handling of actual or apparent conflicts of interest and compliance with applicable laws, rules and regulations. The Code of Business Conduct and Ethics applies to all Company associates. As a supplement to that Code, the Company’s Chief Executive Officer (CEO), and the Company’s Chief Financial Officer (CFO), principal accounting officer, controller and persons performing similar functions (“Senior Financial Officers”), are subject to the following additional specific policies:.

1.	The CEO and all Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer promptly to bring to the attention of the Company’s Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Company’s Disclosure Committee in fulfilling its responsibilities as specified in its Charter.

2.	The CEO and each Senior Financial Officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee of the Company’s Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other associates who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	The CEO shall promptly bring to the attention of the General Counsel, and each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO, and to the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other associates who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	The CEO and each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company’s Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

6.	The Company will disclose the nature of any amendment (other than technical, administrative or other non-substantive amendments) to, or waiver or implicit waiver from, this Code of Ethics for the Company’s CEO and Senior Financial Officers as may be required by applicable rules of the Securities and Exchange Commission or NASDAQ listing standards.

APPENDIX B

CHAMPPS ENTERTAINMENT, INC.

CODE OF BUSINESS CONDUCT AND ETHICS
FOR
MEMBERS OF THE BOARD OF DIRECTORS

The Board of Directors (the “Board”) of Champps Restaurants, Inc. (the “Company”) has adopted this Code of Business Conduct and Ethics for members of the Board of Directors (the “Code “). This Code is intended to focus the Board and each director on areas of ethical risk, provide guidance to directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Nominating, who may consult with the rest of that Committee or with inside or outside legal counsel as appropriate.

Directors who also serve as officers of the Company should read this Code in conjunction with the Company’s associate Code of Business Conduct and Ethics.

1.	Conflicts of Interest.

Directors must avoid any conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Chairman of the Board or the Chairman of the Nominating Committee.

A “conflict of interest” can occur when a director’s personal interest is adverse to — or may appear to be adverse to — the interests of the Company. Conflicts of interest also arise when a director, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director of the Company.

This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which directors must refrain, however, are set out below.

•	Relationship of Company with third-parties. Directors may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. Directors may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

•	Gifts. Directors and members of their families may not accept gifts from persons or entities who deal with the Company in any case where the gift has a value beyond what is normal and customary courtesy in the Company’s business, or where acceptance of the gift could create the appearance of a conflict of interest.

2.	Corporate Opportunities.

Directors are prohibited from: (a) taking for themselves personally opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities, provided, however, if the Company’s disinterested directors determine that the Company will not pursue an opportunity that relates to the Company’s business, a director may do so.

3.	Confidentiality.

Directors should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a director, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company.

4.	Protection and Proper Use of Company Assets.

Directors must protect the Company’s assets and ensure their efficient use. Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company’s profitability. Directors must not use Company time, associates, supplies, equipment, tools, buildings or other assets for personal benefit without prior authorization from the chairman of the Nominating Committee or as part of a compensation or expense reimbursement program available to all directors.

5.	Fair Dealing.

Directors shall deal fairly and oversee fair dealing by associates and officers with the Company’s directors, associates, guests, suppliers and competitors. No director should take unfair advantage of any such persons through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

6.	Compliance with laws, rules and regulations.

Directors shall comply, and oversee compliance by associates, officers and other directors, with laws, rules and regulations applicable to the Company, including insider trading laws. Transactions in Company securities are governed by the Company’s Insider Trading Policy

7.	Waivers of the Code of Business Conduct and Ethics.

Any waiver of this Code may be made only by the Board or a Board committee and must be promptly disclosed to the Company’s shareholders.

8.	Encouraging the reporting of any illegal or unethical behavior.

Directors should promote ethical behavior and take steps to ensure the Company: (a) encourages associates to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages associates to report violations of laws, rules, regulations or the Company’s associate Code of Business Conduct and Ethics to appropriate personnel; and (c) informs associates that the Company will not allow retaliation for reports made in good faith.

9.	Failure to Comply; Compliance Procedures.

A failure by any director to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in removal from the Board of Directors, and, if warranted, legal proceedings.

Directors should communicate any suspected violations of this Code promptly to the Chairman of the Board or the Chairman of the Nominating Committee. Alleged violations will be investigated by the Board or by the Board’s designee(s) and appropriate action will be taken in the event of any violations of the Code.

Approved by the Board of Directors on September 24, 2003

APPENDIX C

CHAMPPS ENTERTAINMENT, INC.

WHISTLEBLOWER POLICY

Champps Entertainment, Inc. strives to provide a secure and healthy atmosphere for associates, guests, and visitors. Such concerns may be, but are not limited to: harassment, associate mistreatment, poor guest service, poor housekeeping, securities violations, unfair labor practices, discrimination, sabotage, threatening behaviors, unsafe work conditions, industrial accidents, vandalism, workplace violence, workplace substance abuse, domestic violence, theft, fraud, embezzlement, ethical violations, waste of time and/or resources, compliance and regulation violations, environmental damage, and/or corporate scandals.

In addition, Champps Entertainment, Inc. is committed to compliance with applicable securities and other laws, accounting standards, internal accounting controls and all other company policies and procedures. As part of this commitment, Champps believes that it is the responsibility of each associate, director and officer of the company to identify and promptly report concerns or complaints regarding questionable accounting practices, internal accounting controls and auditing matters, including, but not limited to: (1) fraud or misconduct in the preparation, evaluation, review or audit of any of Champps’ financial statements; (2) fraud or misconduct in the recording or maintenance of Champps’ financial records; (3) theft, fraud or misconduct in the day-to-day operation of any Champps location; (4) deficiencies in, or failures to comply with, Champps’ internal accounting controls; (5) any misrepresentation or false statement to or by any officer, accountant or auditor of Champps regarding matters contained in Champps’ financial records, financial reports or audit reports; and, (6) any deviation from full and fair reporting of Champps’ financial condition (collectively, “Accounting Issues”.)

In order to facilitate such reports, the Audit Committee of Champps’ Board of Directors has established the following procedures for the confidential, anonymous reporting regarding Accounting Issues and workplace concerns by directors, officers, associates and other concerned individuals and the receipt, retention and handling of such reports.

We want you to know that you can report any workplace concern anonymously and without fear of reprisal by contacting MySafeWorkplace via the Internet at www.mysafeworkplace.com or by calling the following toll free 24-hour number 1-800.461.9330. This anonymous and confidential reporting system enables all associates to report workplace concerns and Accounting Issues while protecting their identity, if they so choose. Reports will be treated confidentially to the fullest extent practicable, consistent with the need to conduct an adequate review of each report.

When you call the Champps toll-free number, a trained specialist will take your call and listen to your concern or complaint. The specialist may ask you questions in order to gather additional information. If you wish to remain anonymous, you will be provided with a pin number to identify yourself. At the end of the call, you will be provided with a specific date and time to call back to check the status of your report, if you wish to do so. Calls to the Champps’ toll-free number will not be recorded and there is no caller ID or automatic call back on the phone lines, which may inadvertently reveal your identity.

Champps is prohibited by law from discriminating against associates in any of the terms and conditions of their employment, including job assignment, promotion, compensation, training, discipline and termination, for making a good faith report under this policy. Any individual who believes that he or she has been the subject of any reprisals or retaliation as the result of having made a report under this policy should again call the Champps toll-free number and report the complaint or concern.

Champps will take prompt and appropriate corrective action in response to reports, when and as warranted by the judgment of the Audit Committee or appropriate reviewing authority. Any Champps associate who violates applicable securities or other laws or company policies and procedures may be subject to disciplinary action, up to and including discharge. No one will be subject to any reprisals or retaliation because of a good faith report of a concern or complaint regarding Accounting Issues or workplace concerns.

Individuals making a report or complaint should not conduct their own investigation of the reported Accounting Issues or suspected misconduct. Reported matters can involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the company.

This policy is a statement of certain fundamental principles and key policies and procedures that govern the conduct of Champps’ business. It is not intended to, and does not, create any rights in any director, officer, associate, guest, supplier, competitor, stockholder or any other person or entity. This policy does not, in any way, constitute an employment contract or an assurance of continued employment.